EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 18, 2003, by and between FIRST FARMERS & MERCHANTS NATIONAL BANK ("Bank") and BARRY B. WHITE ("Employee").

WITNESSETH:

WHEREAS, Bank desires to enter into this Agreement with Employee and to provide him with the benefits set forth herein in recognition of the valuable services he will render to Bank, and for the purposes evidenced herein.

WHEREAS, Employee is ready and willing to render the services provided for, and on the terms and conditions set forth herein, and he is willing to refrain from activities competitive with the business of Bank on the terms and conditions set forth herein.

WHEREAS, in serving as an employee of Bank, Employee will participate in the use and development of confidential proprietary information about Bank, its customers and suppliers, and the methods used by Bank and its employees in competition with other companies, as to which Bank desires to protect fully its rights;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.    Employment. Effective December 1, 2003, Bank employs Employee and Employee accepts such employment with Bank, subject to the terms and conditions set forth herein. Employee shall be employed as Bank's Marshall County President, shall perform all duties and services incident to such position, including but not limited to managing and marketing Bank's bank in Marshall County and to providing leadership to Bank employees in Marshall County and to the community at large, and such other duties and services as may be prescribed by the Bylaws of Bank or established by the Board of Directors of Bank from time to time. Bank reserves the right to modify and/or assign other and different offices, titles and duties to Employee in the future as the Board of Directors may determine. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of Bank.

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2.    Compensation.

2.1   As compensation for services rendered by Employee hereunder, Employee shall receive:

(a) An annual salary of $125,000.00, or such higher salary as shall be approved by the Board of Directors of Bank, which salary shall be payable in arrears in equal biweekly installments, or such other pay periods as determined by the Board of Directors but not less than once monthly, plus insurance and other benefits equivalent to the benefits provided officers and key employees of Bank;

(b) Beginning on January 1, 2004, and for each year thereafter under this Agreement, three (3) weeks of annual compensated vacation time, to be taken at any time during each year of the term of this Agreement that does not interfere with Employee's performance of his duties hereunder;

(c) Bonus compensation to be determined in accordance with the terms and conditions established from time-to-time by and in the discretion of the Board of Directors of the Bank;

(d) Profit sharing plan compensation to be determined in accordance with the terms and conditions established from time-to-time by and in the discretion of the Board of Directors of Bank;

(e) Reimbursement for reasonable business expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee submits verification of such expenses in accordance with the policies of Bank;

(f) An automobile and insurance on said automobile equivalent to that provided to officers and key employees of Bank;

(g) The cost of dues for an annual golf membership for Employee at Saddle Creek Golf Course in Lewisburg, Tennessee;

(h) Reimbursement for annual fees for membership in the Tennessee Bar Association and the Marshall County Bar Association so long as Employee remains a member thereof and is employed by Bank;

(i) Reimbursement for costs associated _with receiving continuing legal education credits sufficient for Employee to maintain his eligibility to practice law, in an annual amount not to exceed $2,500.00 so long as Employee remains employed by Bank; and,

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(j)   A one time sign-on bonus of $20,000.00.

2.2   Prior to the end of each fiscal year of Bank, the Board of Directors of Bank shall review Employee's salary and benefits payable hereunder. Any increases in salary or changes in fringe benefits determined by the Board of Directors of Bank at such annual review shall become effective the following month unless otherwise determined by Bank.

2.3   During the effective term of this Agreement, Employee shall be entitled to participate in the medical, disability, dental, life and other insurance and benefit plans made available by Bank to its officers and key employees.

3.    Confidential Information and Trade Secrets.

3.1   Employee recognizes that Employee's position with Bank requires considerable responsibility and trust, and, in reliance on Employee's loyalty, Bank may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

3.2   For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of Bank. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, Bank's business plan, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of Bank, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) made available to the general public without restriction by Bank, (ii) obtained from a third party by Employee in the ordinary course of Employee's employment by Bank, or (iii) required to be disclosed by Employee pursuant to subpoena or other lawful process, provided that Employee notifies Bank in a timely manner to allow Bank to appear to protect its interests.

3.3 Except as required to perform Employee's duties hereunder, Employee will not use or disclose any Trade Secrets or Confidential Information of Bank during employment, or at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Agreement.

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3.4   Upon the request of Bank and, in any event, upon the termination of employment hereunder, Employee will surrender to Bank all memoranda, notes, records, manuals or other documents pertaining to Bank's business or Employee's employment (including all copies thereof). Employee will also leave with Bank all materials involving any Trade Secrets or Confidential Information of Bank. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of Bank, and Employee hereby assigns to Bank all of Employee's right, title and interest in and to any and all of such information and materials.

4.    Covenants. Employee shall be subject to the following covenants and obligations:

4.1   Non-competition covenant. While employed by Bank, Employee shall not compete or plan or prepare to compete with Bank. Employee shall not compete with any Bank line of business, for a period of two years following the termination of his employment, within seventy-five miles of Marshall County, Tennessee.

4.2 Non-solicitation covenant.      Following the termination of Employee's employment with Bank, for a period equal to the term of the non-competition covenant under Section 4.1, Employee shall not, directly or indirectly, solicit the services of any Bank employee, independent contractor, customer, referral or reimbursement source, or otherwise induce or attempt to induce current Bank employees to sever their employment relationship with Bank.

4.3 Scope and Duration: Severability.     Bank and Employee understand and agree that the scope and duration of the covenants contained in this Section 4 are reasonable both in time and geographical area and are fairly necessary to protect the business of Bank. Such covenants shall survive the termination of Employee's employment. It is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected.

4.4   Injunction. Employee understands and agrees that, due to the highly competitive nature of the banking industry, the breach of any covenants set out in Section 4 will cause irreparable injury to Bank for which it will have no adequate monetary or other remedy at law. Therefore, Bank shall be entitled, in addition to such other remedies as it may have hereunder, to a temporary restraining order and to preliminary and permanent injunctive relief for any breach or threatened breach of the covenants without proof of actual damages that have been or may be caused hereby. In addition, Bank shall have available all remedies provided under state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available.

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4.5 Assignment. Employee agrees that the covenants contained in this Section 4 shall inure to the benefit of any successor or assign of Bank, with the same force and effect as if such covenant had been made by Employee with such successor or assign.

5. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 3 and 4 hereof are reasonable and necessary to protect the legitimate interests of Bank and that Bank would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 3 or 4 hereof will result in irreparable injury to Bank, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, Bank, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages.

6. Term. This Agreement shall continue for an initial period of five (5) years from the date hereof, unless sooner terminated by either party in the manner set forth herein; provided that this Agreement shall automatically be extended until Employee reaches age sixty-five (65) unless Employee gives notice of termination to Bank not later than ninety (90) days prior December 1, 2008, unless sooner terminated by either party in the manner set forth herein. The date upon which this Agreement and Employee's employment hereunder shall terminate, whether pursuant to the terms of this Section or pursuant to any other provision of this Agreement shall hereafter be referred to as the "Termination Date."

7. Termination Upon Cessation of Bank's Operations or Death of the Employee. In the event Bank ceases its operations or becomes subject to receivership or operated under the control of any federal or state banking regulatory authority (other than pursuant to a Change in Control (as defined in Section 11.1)) or Employee dies during the term of this Agreement, this Agreement shall immediately terminate and neither the Employee nor Bank shall have any further obligations hereunder, except that Bank shall continue to be obligated under Section 2.1(a) hereof for any compensation, unpaid salary, bonus, unreimbursed expenses or payments pursuant to Section 10 hereof owed to Employee or his estate that have accrued but not been paid as of the Termination Date.

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8. Termination by Employee For Cause. Employee may terminate this Agreement thirty (30) days after delivery to the Board of Directors of Bank of written notice of his intent to terminate the Agreement, which notice alleges the occurrence of a material breach by Bank of this Agreement. Notwithstanding the foregoing, however, Employee shall not have the ability to terminate this Agreement unless the facts alleged in such written notice have not been cured prior to the expiration of such thirty (30) day notice period. At the Termination Date, Bank shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except as set forth in Sections 3 and 4 above, and except for Bank's obligation under Section 2.1(a) hereof for compensation, unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

9. Termination by Bank for Cause. Bank shall have the right at any time to terminate Employee's employment immediately for cause, which shall include any of the following reasons:

(a) If Employee shall violate the provisions of Sections 3 or 4 of this Agreement;

(b) If Employee shall be convicted of, or enter a plea of guilty or nolo contendere to (i) any felony, or (ii) any misdemeanor involving Bank or reflecting upon Employee's honesty, truthfulness or moral turpitude;

(c) If Employee shall violate any federal or state law, rule or regulation (other than traffic violations) or a cease and desist order, regardless of whether criminal proceedings have been instituted;

(d) If Employee fails to perform the material duties of his job position in a professional manner and such failure remains uncured after five (5) days written notice;

(e) If Employee shall commit an act of dishonesty, willful mismanagement, fraud, breach of fiduciary duty or embezzlement involving or against Bank;

(f) If Employee shall engage in activities at Bank's time and expense unrelated to his job duties as a Bank employee resulting in personal profit or gain, with the exception of the activities identified in Section 13 hereof;

(g) If Employee shall abuse alcohol or drugs; and,

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(h)   If Employee shall be suspended or barred from employment by a notice served pursuant to Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818 or any similar or successor law, rule, regulation or order. Employee's obligations under Sections 3 and 4 hereof shall survive the termination of the Agreement pursuant to this Section 9. In the event Employee's employment hereunder is terminated in accordance with this Section, Bank shall have no further obligation to make any payments to Employee hereunder except for Bank's obligation under Section 2.1(a) hereof for compensation, unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

10.   Termination Without Cause.

(a) In the event that Employee is terminated by Bank without cause during the term hereof (which shall not include a termination pursuant to Sections 7, 8, 9, 11 or 12), Bank shall: (a) pay Employee all bonuses and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date; and (b) continue to pay to Employee, as severance compensation, his salary set forth in Section 2.1(a) hereof, and provide him medical benefits as set forth in Section 2.3 hereof, to the extent available at a cost comparable with that paid by Bank for existing employees, until Employee reaches age sixty-five years of age following such termination. If Employee is terminated without cause, the provisions of Section 4 will be void and of no effect. Employee and Bank acknowledge and agree that no payment will be due under this Agreement if such payment would violate 12 U.S.C. § 1828(k), constitute a "golden parachute" payment as defined in 12 C.F.R. § 359.1(f), or violate or contravene any similar or successor law, rule or regulation.

(b) In the event that Employee terminates his employment with Bank without cause during the term hereof, Bank shall have no further obligation to Employee except for Bank's obligation under Section 2.1(a) hereof for compensation, unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the Termination Date and Employee shall have no further rights or obligations hereunder except as set forth in Sections 3 and 4 above.

11.   Termination Upon a Change in Control.

11.1 For purposes of this Agreement, a "Change in Control" shall mean (i) a tender offer or exchange offer has been made for shares of Bank Holding Company's equity securities, provided that the corporation, person or entity making such offer purchases or otherwise acquires shares of Bank Holding Company's equity securities representing 50% or more of the outstanding shares of Bank Holding Company's equity securities pursuant to such offer, (ii) the shareholders of Bank's Holding Company have approved a definitive agreement to merge or consolidate with or into another corporation pursuant to which Bank or Bank's Holding Company will

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not survive or will survive only as a subsidiary of another corporation, or to sell or otherwise dispose of all or substantially all of their assets, or (iii) the time that Bank's Holding Company (at any time following the registration by Bank's Holding Company of any class of its voting securities under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of Exchange Act), have acquired direct or indirect beneficial ownership (within the meaning of Section 13(d)(3) under the Exchange Act) of fifty percent (50%) or more of Bank Holding Company's outstanding voting securities, unless such persons or group own greater than fifty percent (50%) of any such securities on the date of this Agreement or unless a majority of the Continuing Directors (as hereinafter defined) approves the acquisition not later than ten (10) business days after Bank's Holding Company makes such determination.

11.2 For purposes of this Agreement, "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors of Bank who (i) was a member of the Board of Directors on the later of the date of this Agreement or the date of any renewal of this Agreement, (ii) has been a member of the Board of Directors for the two years immediately preceding such date of determination or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of Continuing Directors who were members of the Board at the time of such nomination or election.

11.3 In the event that Bank or Bank's assignee terminates this Agreement for reasons other than those set forth in Sections 7, 9 or 12 after a Change in Control, the provisions of Section 4 will be void and of no effect and Bank or Bank's assignee shall: (a) pay Employee all bonuses and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date; and (b) continue to pay to Employee, as severance compensation, his salary set forth in Section 2.1(a) hereof, and provide him medical benefits as set forth in Section 2.3 hereof, to the extent available at a cost comparable with that paid by Bank for existing employees, until Employee reaches age sixty-five years of age following such termination.

11.4 Employee and Bank acknowledge and agree that no payment will be due under this agreement if such payment would violate 12 U.S.C. § 1828(k), constitute a "golden parachute" payment as defined in 12 C.F.R. § 359.1(f), or violate or contravene any similar or successor law, rule or regulation. Employee and Bank further acknowledge and agree that notwithstanding anything else in this Agreement and solely in the event of a termination upon a Change in Control, the amount of severance compensation paid to Employee under this Section 11 shall not include any amount Bank is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.

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12.   Termination due to Disability of Employee. If, on account of physical or mental disability, Employee shall fail or be unable to perform his assigned duties with or without reasonable accommodation in any material respect for a period of ninety (90) consecutive days, Bank shall pay Employee his full salary as set forth in Section 2.1(a) hereof and shall provide the insurance, bonus and other benefits of Section

2.1(a) for a period of three months from the date such disability began or for such shorter period as Employee is unable to perform his duties hereunder; provided, however, that Employee's salary shall be reduced by any disability income paid to him pursuant to any disability insurance policy maintained under this Agreement. In the event Employee is unable to perform his duties hereunder after the expiration of the three month period, this Agreement shall automatically terminate. Employee shall not be required to perform his obligations under Section 1 hereof during any period of disability.

13. Practice of Law. Employee agrees that he will accept no new legal matter after November 1, 2003. Employee further agrees that he will conclude cases which are currently in his office within a reasonable time and that he will do all that is professionally prudent to conclude said cases as expeditiously as possible. Employee further agrees that he shall maintain professional malpractice insurance throughout the windup of his law practice and that he shall indemnify and hold Bank harmless from all claims, causes of action, liabilities and occurrences that arise as a result of the windup of his practice of law during the term of this Agreement. Employee expressly acknowledges that his windup of his practice of law is not part of his employment with Bank and any actions or omissions by him in the windup of his practice of law are his alone.

14.   Assignment of Agreement.

(a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 2.1(a) hereof, are personal to him and shall not be assignable. Discharge of Employee's undertakings in Sections 3 and 4 hereof shall be an obligation of Employee's executors, administrators, or other legal representatives or heirs. (b) This Agreement may be assigned by Bank to an affiliate or successor in interest of Bank, including that if Bank shall merge or effect a share exchange with or into, or sell or otherwise transfer substantially all its assets to, another entity, Bank may assign its rights hereunder to that entity.

15. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

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If to Employee:	Barry B. White, Esq.
P.O. Box 2757
Lewisburg, TN 37091

If to the Bank:	Waymon Hickman or Randy Stevens
First Farmers & Merchants National Bank
P.O. Box 1148
Columbia, Tennessee 38402

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

16. Assignment of Lease. Bank agrees that a certain lease entered into between Bank and Employee for office space located at 111 West Commerce Street, Lewisburg, Tennessee, may be assigned by Employee to Cecilia Spivy and/or Barbara G. Medley.

17. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law provisions of such State.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

19. Modification. No waiver of modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this section may not be waived except as herein set forth.

20. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed except by a writing executed by the parties.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.